FOR IMMEDIATE RELEASE

CONTACT:  Donald A. Wright, President/CEO
          Nick A. Gerde, Vice President/CFO
          Phone: (509) 664-8000  Fax: (509)664-6868

          Richmont Consulting International: Edda Brown, President
                                             Sean Collins, Account Executive
          Phone: (213)658-8088  Fax: (213)658-9075

            PACIFIC AEROSPACE AND ELECTRONICS ANNOUNCES FORMATION OF
                          INFORMATION TECHNOLOGY GROUP

WENATCHEE, WA - June 23, 1997- Pacific Aerospace & Electronics, Inc. (NASDAQ:
"PCTH" and "PCTHW") announced this morning that it is forming an Information Technology Group. As part of the formation of that group, Pacific Aerospace & Electronics signed letters of intent on Friday to acquire Brigadoon.com, Inc., of Bellevue, Washington, and Market Visibility, Inc., of New York City. Pacific Aerospace & Electronics also signed a letter of intent to purchase common stock to be issued by Jungle Street, Inc., of Everett, Washington, in a private placement. In the private placement, Pacific Aerospace & Electronics would purchase newly issued shares amounting to 60% of Jungle Street, which owns Televar Northwest, Inc. Brigadoon.com and Televar are both Internet access providers with their headquarters in the Seattle area, and Market Visibility produces products for the Internet. Brigadoon.com recently won the Bellevue Chamber of Commerce Emerging Business Award in the category of innovation. All of the transactions are subject to obtaining Board of Director approvals from each company and execution of definitive agreements.

Roger Vallo, a past group president of General Telephone & Electronics, Inc., will become the Information Technology Group President, and will report to Don Wright, President and CEO of Pacific Aerospace & Electronics. Mr. Vallo is currently a director of Pacific Aerospace & Electronics and the CEO of Jungle Street. In announcing the formation of the Information Technology Group and Mr. Vallo's appointment, Mr. Wright said: "We are excited to add a third operating group to Pacific Aerospace & Electronics, Inc. to augment our aerospace and electronics businesses. We are also very pleased that in adding this group we are able to call upon Roger Vallo, whose background and experience will be instrumental in managing the group for the Company."

The Information Technology Group will initially have about 100 employees and will be headquartered and operate out of the Brigadoon.com facility in Bellevue, Washington. The combined entities provide Internet services to over 24,000 subscriber customers in the United States, and are present in over 250 metropolitan areas across the United States. Roger Vallo, who will be President of the new group, said: "We expect that the acquisitions being announced today will give the group a strong infrastructure, national coverage, and the
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ability to provide a broad range of services to business, residential, and institutional customers. These services are expected to include Internet access; Internet and highly customized web content; intranet systems (private networks using Internet technology); long distance telephony services; proprietary software; and a product line of multi-protocol computer network bridge/routers."

John Hansen, CEO of Brigadoon.com, said: "We are excited to be joining the Pacific Aerospace & Electronics family, and we expect to continue to deliver premium products and quality service to our growing subscriber base. We believe that this combination will help us to provide even better service to our educational affiliates, community partners, and business accounts."

Greg Martin, President of Televar, said: "We have been looking for a strong and experienced financial partner to help us extend our rural community Internet access through our network of value added resellers. Pacific Aerospace & Electronics offers the organizational strength that we have been looking for, and we believe that Pacific Aerospace & Electronics' planned acquisition of Brigadoon.com will give us added synergism and enhance our ability to accomplish our service delivery and growth plans."

Don Wright, President of the Company, went on to say: "We are looking forward to integrating the similar services and functions of these companies and building upon their unique market, product and managerial strengths."

Pacific Aerospace & Electronics currently develops, manufactures, markets and sells a broad range of precision components and electronic assemblies designed to operate with a high degree of reliability in harsh environments such as the ocean, space and the human body. Markets served by the Company include the aerospace, space, defense, medical, energy, transportation and general electronics industries. The Company's common stock trades on the Nasdaq National Market System under the symbol "PCTH," and its warrants trade under the symbol "PCTHW."